UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 19, 2014

ZILLOW, INC.

(Exact name of registrant as specified in its charter)

Washington	001-35237	20-2000033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1301 Second Avenue, Floor 31, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

(206) 470-7000

https://twitter.com/zillow

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Zillow, Inc. (“Zillow”) entered into a Fifth Amendment to Lease for its corporate headquarters at 1301 Second Avenue, Seattle, Washington 98101 (the “Amendment”) with FSP-RIC, LLC (the “Landlord”), the successor-in-interest to The Northwestern Mutual Life Insurance Company, dated as of November 19, 2014, and terminating on December 31, 2024. The Amendment, among other things, increases the rentable area of the premises by a total of 113,470 square feet over approximately the next three years, of which, 22,692 square feet will be available to Zillow as of December 1, 2014, for an additional annual base rent of $40.00 per rentable square foot, subject to an annual increase of $2.00 per rentable square foot on January 1, 2017, and an annual increase of $1.00 per rentable square foot on each anniversary thereafter, in addition to the payment of Zillow’s proportionate share of the related operating expenses and real estate taxes. The Amendment also provides that the Landlord will provide for a cash allowance of approximately $4.2 million for the design, permitting, and construction of tenant improvement work on the premises. The Amendment also extends the Term by an additional period of twenty-five (25) months, starting on December 1, 2022 and expiring on December 31, 2024.

The above description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Fifth Amendment to Lease by and between FSP-RIC, LLC and Zillow, Inc., dated as of November 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 24, 2014	ZILLOW, INC.

	By:	/s/ SPENCER M. RASCOFF
	Name:	Spencer M. Rascoff
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Fifth Amendment to Lease by and between FSP-RIC, LLC and Zillow, Inc., dated as of November 19, 2014.